Exhibit 99.1
Press Release
National Mentor Holdings, Inc. Announces First Quarter 2010 Results
BOSTON, Massachusetts, February 11, 2010 — National Mentor Holdings, Inc. (the “Company”) today announced its financial results for the first quarter ended December 31, 2009.
Revenue for the quarter ended December 31, 2009 was $251.8 million, an increase of $10.6 million, or 4.4%, over revenue for the quarter ended December 31, 2008. Revenue increased approximately $9.4 million related to acquisitions that closed during the fiscal year ended September 30, 2009 (“fiscal 2009”). In addition, revenue increased approximately $3.7 million related to organic growth, including growth related to new programs that began operations during fiscal 2009 and the first quarter of the fiscal year ended September 30, 2010 (“fiscal 2010”). Revenue growth was partially offset by a reduction in revenue of approximately $2.5 million from businesses we divested in fiscal 2009.
Income from operations for the quarter ended December 31, 2009 was $10.9 million, an increase of $0.4 million as compared to income from operations for the quarter ended December 31, 2008. The operating margin remained constant at 4.3% for the quarter ended December 31, 2009 and 2008.
Net loss for the quarter ended December 31, 2009 was $40 thousand compared to net loss of $2.3 million for the quarter ended December 31, 2008.
Adjusted EBITDA(1) for the quarter ended December 31, 2009 was $26.1 million, an increase of $2.4 million, or 10.0%, as compared to Adjusted EBITDA for the quarter ended December 31, 2008. The increase in Adjusted EBITDA was the result of our on-going cost containment efforts, as well as the increase in revenue noted above. Adjusted EBITDA was negatively impacted by an increase in workers’ compensation costs.

(1)
Adjusted EBITDA is a non-GAAP financial performance measure used by management, which is net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses. A reconciliation of Adjusted EBITDA to net loss is provided on page 5.

The reported results are available on the Company’s investor relations web site at www.tmnfinancials.com. The user name “mentor” and the password “results” are required in order to access this site. In addition, National Mentor Holdings, Inc. will hold a conference call Friday, February 12, 2010 at 11:00 a.m. EST to discuss its financial results. The call will be broadcast live on the web at www.tmnfinancials.com and at www.fulldisclosure.com. A rebroadcast of the call will be available on both web sites until 5:00 p.m. EST on Friday, February 19, 2010. Those wishing to participate in the February 12 conference call by telephone are required to email their name and affiliation to dwight.robson@thementornetwork.com for dial-in information.
National Mentor Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based human services to adults and children with intellectual and/or developmental disabilities, acquired brain injury and other catastrophic injuries and illnesses; and to youth with emotional, behavioral and medically complex challenges. The MENTOR Network’s customized services offer its clients, as well as the payors of these services, an attractive, cost-effective alternative to human services provided in large, institutional settings. The MENTOR Network provides services to clients in 34 states.

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From time to time, the Company may make forward-looking statements in its public disclosures. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, although they are inherently uncertain and difficult to predict. The forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such forward-looking statements, including the risks and uncertainties disclosed as Forward-Looking Statements and Risk Factors included in the Company’s filings with the Securities and Exchange Commission.
This press release includes presentations of Adjusted EBITDA because it is the primary measure used by management to assess financial performance. Adjusted EBITDA represents net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses. Reconciliations of net income (loss) to Adjusted EBITDA are presented within the tables below. Adjusted EBITDA does not represent and should not be considered an alternative to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While Adjusted EBITDA is frequently used as a measure of financial performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

Selected Financial Highlights
($ in thousands)
(unaudited)

	Three Months Ended
	December 31
	2009	2008
Statements of Operations:

Net revenues	$251,828	$241,233
Cost of revenues	191,842	183,089

Gross profit	59,986	58,144
General and administrative expenses	34,666	34,602
Depreciation and amortization	14,422	13,054

Income from operations	10,898	10,488
Management fee to related party (1)	(276)	(223)
Other income (expense), net	58	(361)
Interest income	12	116
Interest income from related party	476	—
Interest expense	(11,880)	(12,439)

Loss from continuing operations before income taxes	(712)	(2,419)
Benefit for income taxes	(635)	(36)

Loss from continuing operations	(77)	(2,383)
Income from discontinued operations, net of tax	37	42

Net loss	$(40)	$(2,341)

Additional financial data:

Adjusted EBITDA (2)	$26,060	$23,700

Reconciliation of Non-GAAP Financial Measures
($ in thousands)
(unaudited)

	Three Months Ended
	December 31
	2009	2008
Reconciliation from Net loss to Adjusted EBITDA:

Net loss	$(40)	$(2,341)
Income from discontinued operations, net of tax	(37)	(42)
Benefit for income taxes	(635)	(36)
Interest income	(12)	(116)
Interest income from related party	(476)	—
Interest expense	11,880	12,439
Depreciation and amortization	14,422	13,054
Management fee to related party (1)	276	223
Loss on disposal of property and equipment	93	59
Gain on disposal of assets	(43)	(38)
Stock-based compensation (3)	114	498
Acquisition Costs (6)	518	—

Adjusted EBITDA (2)	$26,060	$23,700

Selected Balance Sheet and Cash Flow Highlights
($ in thousands)
(unaudited)

	As of
	December 31, 2009	September 30, 2009
Balance Sheet Data:

Cash and cash equivalents	$35,529	$23,650
Working capital (4)	60,627	47,836
Total assets	995,914	995,610
Total debt (5)	509,006	509,976
Shareholder’s equity	225,883	223,728

	Three Months Ended
	December 31, 2009	December 31, 2008
Other Financial Data:

Cash flows provided by (used in):
Operating activities	$16,623	$14,234
Investing activities	(3,774)	(23,773)
Financing activities	(970)	(1,074)

Purchases of property and equipment	3,930	11,046
Cash paid for acquisitions, net	14	13,106

(1)	Represents management fees paid to Vestar Capital Partners V, L.P.

(2)	Adjusted EBITDA represents net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses.

(3)	Represents non-cash stock-based compensation expense.

(4)	Working capital is calculated by subtracting current liabilities from current assets.

(5)	Total debt includes obligations under capital leases.

(6)	Represents expensed transaction costs related to acquisitions as a result of the adoption of Accounting Standards Codification 805, Business Combinations, on October 1, 2009.
CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.
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